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                                                                      Exhibit 99
                                                                      ----------

Reporting Person:                  James D. Durham

Address:                           455 Market Street, Ste. 1220
                                   San Francisco, CA 94105

Issuer and Symbol:                 Crdentia Corp.

Statement for:                     August 28, 2003


Explanation of Response:
------------------------

The Convertible Subordinated Promissory Note (the "Note") was purchased pursuant to a certain subscription agreement between the Reporting Person and the Issuer, whereby the Reporting Person purchased a Note in the aggregate principal amount of $50,000. The Note has a twelve month maturity and is convertible at the option of the Reporting Person into shares of the Issuer's common stock at a share conversion price equal to the lesser of (1) $1.50 per share or (2) the per share price of equity securities issued in the Company's next private equity financing.